UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2012

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Set out below is a description of actions taken on February 14, 2012 by the Compensation Committee of the Board of Directors (the “Committee”) of Prudential Financial, Inc. (the “Company”). Additional information relating to these actions and other executive compensation matters will be included in the Company’s definitive proxy statement for the Annual Meeting of Shareholders to be held on May 8, 2012 to be filed with the Securities and Exchange Commission.

Changes to Executive Compensation Programs.

Reflecting its consideration of the results of the “say on pay” vote with respect to executive compensation at the 2011 Annual Meeting of Shareholders, the Committee approved changes to the Company’s Mid-Term Incentive Program and Performance Shares Program.

Mid-Term Incentive Program. The Mid-Term Incentive Program has been renamed the Book Value Performance Program and repositioned as one part of the Company’s three-part Long-Term Incentive Program. These changes are intended to reduce complexity and enhance understanding of the program. The Book Value Performance Program links payments to a measure of book value per share — a key measure in valuing insurance, banking and investment firms that is closely followed by investors. Effective January 1, 2012, the performance measure for the program has been changed from “Book Value per share of Common Stock excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits” to “Book Value per share of Common Stock excluding total accumulated other comprehensive income” as disclosed in our Quarterly Financial Supplement. The new measure is consistent with the book value measure used by our peers and with the change we are making in reporting return on equity, or ROE (adjusted operating income, or AOI, basis). Book Value Performance Program awards are converted to units, the value of which tracks changes in book value per share. One-third of the participant’s annual award of book value units is distributed in cash in each of the three years following the year of grant. As described in the Company’s 2011 proxy statement, awards in 2011 in respect of 2010 under the program were funded in part by a mandatory deferral of 10% of the participant’s annual incentive award. As previously disclosed, the 10% mandatory deferral rate was increased to 20% in respect of annual incentive awards made in 2012 in respect of 2011 and will be increased to 30% in respect of annual incentive awards to be made in subsequent years.

Performance Share Program. For 2012, performance share awards and payouts under the Company’s Performance Share Program within the Long-Term Incentive Program will be for one three – year performance period rather than three one – year periods and will be based on ROE, rather than as at present ROE and earnings per share, or EPS. The Program will measure average ROE over the 2012 – 2014 performance period relative to the Company’s ROE goals. These changes are intended to tie more of an executive’s compensation to longer-term performance and to reduce reliance on the same financial metrics for multiple compensation elements.

Terms and Conditions.

Attached as Exhibit 10.1 is the form of Terms and Conditions relating to awards to executive officers in 2012 of book value units, stock options, performance shares and performance units under the 2012 Long – Term Incentive Program.

Annual Incentive Award to Former Executive Officer.

The Company previously reported the retirement of Bernard B. Winograd as Executive Vice President and Chief Operating Officer with primary responsibility for the Company’s U.S. Businesses. Mr. Winograd left the Company at the end of the second quarter of 2011. On February 14, 2012, the Board of Directors of the Company awarded Mr. Winograd an annual incentive award in the respect of 2011 in the amount of $2,650,000 to be paid to him in February, 2012 to reflect his services to the Company through his departure date.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Terms and Conditions relating to awards in 2012 under the Prudential Financial, Inc. Omnibus Incentive Plan to the chairman, principal executive officer, principal financial officer and other executive officers of book value units, stock options, performance shares and performance units under the 2012 Long-Term Incentive Program.

*        *        *         *

“Adjusted operating income”, or AOI, referred to above differs from, and should not be viewed as a substitute for, income from continuing operations or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses. EPS and are ROE, referred to above, are determined on the basis of after-tax adjusted operating income.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2012

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
	Name:	Brian J. Morris
	Title:	Vice President and Assistant Secretary

Exhibit Index

Exhibit No.	Description

10.1	Form of Terms and Conditions relating to awards in 2012 under the Prudential Financial, Inc. Omnibus Incentive Plan to the chairman, principal executive officer, principal financial officer and other executive officers of book value units, stock options, performance shares and performance units under the 2012 Long-Term Incentive Program.